Exhibit 99.1
                                                                    ------------

                              River Valley Bancorp
               Announces 10% Increase in Earnings for the Quarter
                            Ended September 30, 2003


For Immediate Release
Tuesday, October 14, 2003

Madison, Indiana - October 14, 2003- River Valley Bancorp (NASDAQ Small Cap Symbol "RIVR"), an Indiana corporation (the "Corporation") and holding company for River Valley Financial Bank (the "Bank"), based in Madison, Indiana announced earnings for the third quarter ended September 30, 2003.

Net income for the quarter was $749,592, an increase of $67,529 or 9.9%, from the $682,063 reported for the quarter ended September 30, 2002. Net income for the quarter ended September 30, 2003 expressed as basic earnings per share was $0.94 which corresponds to $0.87 per share recorded for the same period a year earlier. Return on average assets was 1.27% and the return on average equity was 13.60% for the third quarter of fiscal 2003.

Net income for the nine month period ended September 30, 2003 was $2,025,855, or $2.56 per basic share. For the year to date period, this is an increase of $81,908, or 4.2%, from the $1,943,947, or $2.50 per basic share, earned in the nine month period ended September 30, 2002. Results for the 2002 period were positively impacted by an after tax gain of approximately $212,000 from the disposition of a former branch office facility in the second quarter of 2002. Excluding this one time gain, year to date earnings in 2003 have increased nearly 17.0% over the same nine month period in 2002. Return on average assets for the nine month period ended September 30, 2003 was 1.14% and the return on average equity was 12.53%. Those percentages for the like period in 2002 were 1.27% and 13.64%, respectively.

Assets totaled $245.2 million as of September 30, 2003, an increase of $21.2 million, or a 9.5% increase, from the $224.0 million reported as of December 31, 2002. Net loans, including loans held for sale, were $187.1 million as of September 30, 2003, an increase of $21.1 million, or a 12.7% increase, over the balance at December 31, 2002. Deposits totaled $171.6 million as of September 30, 2003, an increase of $9.8 million, or an increase of nearly 6.1%, from the balances reported December 31, 2002.

"The Corporation continues to shatter historical benchmarks in spite of a perceived general economic downturn," stated Matthew P. Forrester, president of River Valley Bancorp. He further adds, "the Bank continues to grow and prosper. While bank margins grow tighter, our core business is expanding. We have been fortunate to grow our outstanding loan portfolio all while having significant sales of fixed rate residential mortgage loans to the secondary market. That combination of activities is important in the short-term, but will have significant implications if and when margins rebound."

Stockholders' equity as of September 30, 2003 was $22.2 million, or 9.05% as expressed as a percentage of assets. Reported book value of River Valley Bancorp stock was $27.10 as of September 30, 2003.

The last reported trade of "RIVR" stock on October 14, 2003 was at $41.50.

Contact: Matthew P. Forrester - President, CEO
         River Valley Bancorp
         812-273-4949

Selected Financial Information
(In thousands, unless otherwise noted)

                           3 Months Ended    9 months Ended    9 Months Ended
                                 9-30-03           9-30-03           9-30-02

Assets                                           $245,184          $223,162
Net Loans,                                        187,140           165,209
(including loans held for sales)
                    ALL                             2,076             2,029
Deposits                                          171,597           161,417
Stockholders' Equity                               22,202            20,015

Total Interest Income             $3,290         $  9,443          $  9,528
Total Noninterest Inc.               924            2,657             2,098
Interest Expense                   1,327            4,018             4,188
Noninterest Expense                1,484            4,406             3,810
Provision Loan Losses                180              360               410
Taxes                                474            1,290             1,274
Net Income                           749            2,026             1,944

ROAA                                1.27%             1.14%            1.27%
ROAE                               13.91%            12.53%           13.64%
Earnings per Basic Share           $0.94            $2.56             $2.50